Exhibit 10.11

Contract No.:	20150079131
File No.:	JD-1001-P-2016-24776

Food Purchase and Sale Contract

Party A:	Beijing Jingdong Century Trading Co., Ltd.
Party B:	Qingdao Tiandihui Foodstuffs Co., Ltd.

Contract Terms

Table of Contents

Contract Terms		3
Article 1:	Scope of application	3
Article 2:	Noun definition	3
Article 3:	Product ordering, transportation and receiving	5
Article 4:	Defective goods, unsalable goods, return of goods	6
Article 5:	Both parties' rights and obligations	8
Article 6:	Default responsibility	13
Article 7:	Confidentiality clause	14
Article 8:	Contract alteration, termination, expiration and rescission	15
Article 9:	Force majeure clause	15
Article 10:	Contract validity period	16
Attachment: Brand of Cooperation Category		17
Brand of Cooperation Category		17
Attachment: Settlement Clause		18
Settlement of Payment for Goods		18
Attachment: After-sales Service Clause		22
After-sales Service Clause		22
Attachment: Anti-Commercial Bribery Agreement		24
Anti-Commercial Bribery Agreement		24
Attachment: Transfer Service Fee Agreement		26
Transfer Service Fee Agreement		26

Contract Terms

Date of signature: January 1, 2016

Place of signature: Chaoyang District, Beijing

Pursuant to "Contract Law of the People's Republic of China", "Product Quality Law", "Food Safety Law", "Law of the People's Republic of China on Protecting Consumers' Rights and Interests" and relevant laws and regulations, based on complementary advantages, mutual benefits and joint development, this Contract is concluded and entered into by and between both parties through friendly consultation.

Article 1:	Scope of application

1.1	Unless otherwise agreed by both parties, during the cooperation period, if both parties fail to otherwise sign a contract for binding upon purchasing products of other classes or brands other than those listed in the Attachment 2 hereto, both parties shall be bound by this Contract. Party B shall provide the product price list affixed with official seal or contract seal as the attachment hereto;

1.2	Party A represents legal entities including Party A, Party A's affiliated company and subsidiary etc.; Party A or its' related affiliated company will actually perform this Contract within relevant region and bear legal consequences as agreed herein for its performance; each company of Party A will bear legal responsibility as an independent legal entity, and will not bear warranty, guarantee or joint and several etc. responsibilities mutually.

Article 2:	Noun definition

2.1	Product: the products produced or distributed by Party B and meeting national and industry standards and standards agreed by both parties, and not violating legal rights and interests of any third party, including product accessories, parts, random file information, gift, trial product and relevant service etc.

2.2	Supply price: means the product supply price adopted by consensus between both parties, such price is the best price offered by Party B to the market for such product.

2.3	Purchase amount: means the balance by deducting the product price of Party A refunded to Party B in current period and the price reduction income paid by Party B to Party A from the product price of Party A in acceptance of warehousing.

2.4	Account receivable: means the paid service incomes payable by Party B to Party A as agreed in the contract and calculated based on the actual sales or purchase amounts of Party A, including commercial discount, promotion service support, profit make-up, platform licensing etc.

2.5	Price reduction income: means the balance between original supply price and current supply price of Party A's inventory products (including those in transit), which is payable by Party B to Party A starting from the date of price reduction due to the price reduction of products supplied by Party B.

2.6	Unsalable product: means the products still unsold for the agreed number of days after acceptance of warehousing.

2.7	Defective product: means the products supplied by Party B to Party A, and neither item such as appearance or quality etc. of them is conforming to national and industry standards, Party B's delivery standards and standards agreed by both parties.

2.8	Smuggled goods: means the products sold domestically not by the sales agent designated by the original manufacturer.

2.9	Counterfeit product: means the products supplied by Party B and obviously not conforming to the objective official facts. Including but not limited to the following products:

2.9.1	Unbranded and dateless product by a nameless factory (including but not limited to without Chinese factory name, Chinese factory address, license number, production date, product mark, Chinese product specification, contact information, commodity name);

2.9.2	Product illegally using others' packaging, trademark and intellectual property right information etc.;

2.9.3	Products whose alleged materials or functions and specifications etc. do not actually match with product attributes.

2.10	Special product: the products with competitive advantage supplied by Party B to Party A according to operation needs of both parties, such products are not the unsalable products of Party B, and the special products must not exceed 10% of the normal sales volume of such products.

2.11	Exclusive sales product: means the exclusive products solely sold by Party A and exclusively (specially) supplied by Party B in order to improve product sales volume and market competitiveness, such products are obviously different from other products of the same classes in terms of product flavor or packaging etc. and have obvious advantage in cost performance.

2.12	Customized product: means the products developed and produced by Party B according to the special requirements and design pattern of Party A, for which Party A proposes requirements to Party B in product appearance, performance, price and quantity according to market demands.

2.13	Seasonal product: means the products only sold in a certain season or for meeting the needs of a certain holiday, solar term or season.

2.14	Customer: means the natural person, legal person or other organizations purchasing or using the products supplied by Party B through the sales channel provided by Party A.

2.15	Defamation: means the negative impact caused by Party B or Party B's subsidiary or office, or Party B's director, administrative staff or employee etc. on the reputation, trademark or business reputation of Party A or Party A's affiliated company, including but not limited to the following:

(1)	Party B's forged and fake commodities, false propaganda, violation of others' intellectual property, product or after-sales service etc. are exposed by television, broadcast, newspaper, magazine or Internet etc.;

(2)	Products or after-sales service supplied by Party B are announced by relevant department, authority or consumers association;

(3)	Despite not being exposed, the product or after-sales service etc. causes the public thinks or learns that the products sold by Party A have problems;

(4)	Product is nonconforming, the total return rate exceeds 5%, causing negative impact on Party A's reputation or business reputation;

(5)	Other circumstances causing negative impact on the reputation, trademark or business reputation of Party A or Party A's affiliated company.

Article 3:	Product ordering, transportation and receiving

3.1	Party A shall place an official order to Party B for purchase, the manner of order includes but not limited to: contract order, electronic order, mail order, system order etc., and the data of specific order shall be subject to the record in Party A's order system. Party B shall reply to Party A in writing, systematically or by mail within [/] day(s) after receiving order from Party A. Where Party B fails to confirm in due time, it shall be deemed as Party B has confirmed the order. 1 day before the arrival of Party B's goods, Party A is entitled to cancel or change the order, and specific order data shall be subject to the record in Party A's order system.

3.2	Party B will be responsible for delivering the products listed in the order to the place designated by Party A according to the time (namely unless otherwise agreed by both parties, starting from the date of order time recorded in Party A's order system, products shall be delivered within 5 days if in the same city and 15 days if not; whether it is in the same city or not will be determined based on whether Party B's place of dispatch and Party A's receipt warehouse are located in the same municipal administrative region) and transportation manner agreed in Party A's storage reservation system in sufficient quantity and good quality, if due to the reason of Party A and Party B needs to complete delivery according to the corresponding delivery time by appointment, Party B will make delivery by appointment according to the time otherwise agreed by both parties, and the product ownership will be transferred to Party A after Party A's acceptance of warehousing; before Party A's acceptance of warehousing after product delivery, all expenses and risk responsibilities shall be borne by Party B.

3.3	For Party A's ordering special, exclusive sales and customized products from Party B, relevant contracts shall be signed in advance.

3.4	Party A will carry out surface acceptance inspection on the product, specification, quantity and outer packaging etc. If it is found that the product delivered by Party B is not conforming to order contents, outer packaging is damaged, the label pasting is not conforming to Party A's requirement etc., Party A is entitled to reject the product.

3.5	If the product is delivered by express delivery or the third party logistics, then Party A will conduct acceptance inspection within 10 days after signing to receive, Party A's acceptance inspection on the product is only limited to product surface, model etc., if it is found that the product delivered by Party B is not conforming to order contents, outer packaging is damaged, label pasting (pasted bar code) is not meeting Party A's acceptance inspection standard etc., Party A is entitled to notify Party B for return of goods, and Party B shall handle the product accordingly within 10 days after receiving the notice, otherwise it will be deemed as Party B's automatic waiver of product ownership, if the product is lost or damaged etc., Party A will not bear any responsibility therefor, and if Party B shall refund the payment to or compensate Party A for such product, such obligation shall still continue to be performed.

3.6	Party A will issue the warehousing entry - customer page affixed with warehousing seal to Party B according to the actual quantity received as the effective certificate of receipt.

Article 4:	Defective goods, unsalable goods, return of goods

4.1	Defective goods

4.1.1	If any defective goods are found after Party A's taking delivery, Party B promises to clear them once every month. If Party B needs to go to the warehouse area of Party B to identify the damaged goods, Party B shall contact with relevant personnel of Party A in advance, and Party A shall provide necessary assistance and support;

4.1.2	Party B agrees that Party A may directly deduct the amounts of defective goods before making payment upon the settlement of payment for goods;

4.1.3	Within 5 days after receiving the notice from Party A, Party B shall complete the return or replacement of goods as required by Party A or handle according to the consultation between both parties. If Party B fails to handle as agreed, Party A is entitled to voluntarily handle with a discount, and the expenses incurred from handling such products shall be borne by Party B.

4.2	Unsalable goods

4.2.1	For over [30] days after product warehousing, Party A's products have not been sold out are unsalable goods;

4.2.2	Party B shall regularly learn about the product inventory situation from Party A, and timely handle the products close to a dull period for sales;

4.2.3	Seasonal product, for the products still have not been sold successfully after the marketable time (e.g. mooncakes up to the day of Mid-Autumn Festival) of such products, Party A is entitled to choose to return the goods or handle at a discount as consulted by both parties.

4.2.4	If the residual period of product quality guarantee period is already less than one third of the total quality guarantee period of the product and such product still has not been sold successfully, Party A is entitled to ask Party B for return or replacement of goods, and Party B shall do so within 5 days.

4.2.5	Party B agrees that Party A may directly deduct the amounts of unsalable goods before making payment upon the settlement of payment for goods;

4.2.6	Within 5 days after receiving the notice from Party A, Party B shall complete the return or replacement of goods as required by Party A or handle according to the consultation between both parties. If Party B fails to handle as agreed, Party A is entitled to voluntarily handle with a discount, and the expenses incurred from handling such products shall be borne by Party B.

4.3	Return of goods

4.3.1	Both parties agree to choose the following No. [1] option for return of goods:

4.3.1.1	Party B accepts Party A's return of goods for any reason;

4.3.1.2	Party B accepts Party A's return of goods for overstock, unsalable or defective goods, or quality issues;

4.3.1.3	Party B accepts Party A's return of goods for all product quality issues;

4.3.2	Party B agrees that, Party A may first deduct the amounts for return of goods and has received the negative invoice for sales issued by Party B before making the payment;

4.3.3	If both parties cease cooperation or in case of return or replacement of goods or repair for whatever reason, Party B shall handle the product accordingly within 10 days after the occurrence of such circumstances. Otherwise it will be deemed as Party B's automatic waiver of such product ownership, if the product is lost or damaged etc., Party A will not bear any responsibility therefor, and if Party B shall refund the payment to or compensate Party A for such product, such obligation shall still continue to be performed.

4.3.4	Unless otherwise agreed by both parties, in case of return or replacement of goods, Party B shall go to the warehouse of Party A to pick up goods, upon picking up goods, Party B shall provide the commissioned pick-up confirmation letter affixed with effective seal and original ID card of consignee; and submit the original commissioned pick-up confirmation letter and copy of consignee's ID card to Party A for the record for future reference.

Article 5:	Both parties' rights and obligations

5.1	Party B's rights and obligations

5.1.1	Party B is a business entity duly established and validly existing under the laws of China, and has acquired corresponding qualification or license for the performance of such contract. Party B shall provide the copies of effective business license, tax registration certificate, general taxpayer certificate, organization code certificate and agent qualification affixed with official seal to Party A, and Party B shall assure that such materials are authentic and effective. In case of changes of relevant materials, Party B shall promptly provide the latest materials to Party A;

5.1.2	Ownership and quality guarantee obligation

5.1.2.1	Party B shall guarantee that the products supplied do not have any damage or danger to personal and property safety, and are conforming to the national, industry and enterprise standards safeguarding human health and personal and property safety, or the public knowledge. The product packaging supplied by Party B shall possess national and industry standard identifier. Product name and certification of product quality inspection must be provided for foods. According to product features and use requirement, if product specification, registration, name and content of main ingredients contained shall be marked, they shall be marked in Chinese; information shall be known by the consumer in advance shall be marked on outer packaging, or relevant materials shall be provided to the consumer in advance; for the product easily damaged due to improper use or might endanger personal and property safety, warning mark or warning instructions in Chinese shall be used; list of ingredients (more than two ingredients); net content; name, address and phone number of manufacturer; product quality standard, production date, guarantee period; food QS logo etc. Party B shall provide such and ensure that such logos are attached on product packaging before delivery. Party B shall also provide relevant supporting documents for other logos alleged on the packaging, such as international food and environment management system certification, IS099001:2000 international certification etc., otherwise Party A is entitled to reject the goods, and all losses caused thereby shall be borne by Party B in full and it will be deemed as Party B's delay in delivery. If due to Party B's violation of preceding guarantees, the product causes personal or property damage to Party A, Party A's end customer or other third party, Party B shall compensate all losses of Party A and relevant obligee, recall the the concerned products, and handle harmless treatment, destruction and after-sales service etc. If Party B finds the hazard probability in the product supplied by it, Party B shall immediately report to Party A and bear the possible damage compensation responsibility and product recall responsibility;

5.1.2.2	Party B shall guarantee to have complete ownership of and right of disposition to the products, the products do not have any mortgage, guarantee and other defects of right affecting normal sales of Party A, and guarantee that the products and gifts supplied by it are the new and authentic products with legal sources, excluding forged and fake commodities, smuggled goods, second-hand goods, products in false propaganda or other nonconforming products, so that the sales of Party A will not infringe the legal rights and interests of the third party;

5.1.2.3	Party B shall guarantee that the products supplied by it are conforming to the product standards adopted as noted in the product or its packaging, and conforming to the quality condition indicated in advertisement, product description and product sample etc.;

5.1.2.4	Party B guarantees that the document materials provided to Party A, such as product description, introduction, photo etc. are not false, nor infringe the legal rights and interests of the third party; if the product accessories supplied by Party B are supplied by the third party, Party B shall guarantee that such accessories have acquired usage license from relevant state department and do not infringe the legal rights and interests of the third party, otherwise all responsibilities and losses arising therefrom shall be borne by Party B. In case of changes of the preceding materials, Party B shall inform Party A and provide relevant change materials at the very first time;

5.1.2.5	Party B shall actively cooperate with the random inspection and investigation on the products conducted by national and local law enforcement agencies, and provide relevant explanations or supporting materials;

5.1.2.6	If the products are recalled for whatever reason, Party B shall actively cooperate with Party A to complete the recall, harmless treatment and destruction works etc., and bear all kinds of expenses of Party A incurred from the preceding works, specific contents thereof shall be subject to relevant systems formulated by Party A.

5.1.3	Party B guarantees not to engage in the following fraudulent conducts:

5.1.3.1	Mix up or adulterate products, pass fake imitations for genuine, sell seconds at best quality price, or pass unqualified products as qualified ones.

5.1.3.2	Supply Party A with the products announced obsolete by formal decree of the state, or the deteriorated products or gifts of supply failure.

5.1.3.3	Forge place of origin and manufacturer of the product; or illegally use others' factory name, factory address, product international bar code; forge or illegally use quality marks such as certification mark and famous-and-excellent-product mark etc.; use the expired quality mark.

5.1.3.4	Fail to conduct due examination and quarantine inspection on the products on sales, or forge the examination and quarantine inspection results.

5.1.3.5	Deliver the products returned from other channels to Party A.

5.1.4	Party B guarantees that, for all products with quality guarantee period, when the products are delivered to the address designated by Party A, the residual period of quality guarantee period of such products shall not be less than two third of the total quality guarantee period (no less than one second for imported foods), but for the products with less than 6 months of quality guarantee period, the residual period of quality guarantee period of such products shall not be less than three fourth of the total quality guarantee period;

5.1.5	Party B guarantees that the supplied products will not be the products with sales package already opened, nor the products with obvious defect in quality guarantee period (such as expired quality guarantee period, two quality guarantee periods etc.), nor "empty" products (lack of standard attachment such as accessories, specification etc., or even without main product);

5.1.6	For all new products to be launched to the market, Party B shall inform Party A at the very first time (no later than the availability announced by manufacturer), and ensure the supply of goods for such new products, and Party A will promptly promote the sales of new products;

5.1.7	Party B shall perform the obligation of monitoring its own inventory and guaranteeing the supply of goods to Party A, in case of inventory shortage and timely adequate supply of goods to Party A might be affected, Party B shall serve written notice to Party A within 24 hours (working day) after receiving the order, otherwise Party B shall bear the compensation responsibility for Party A's loss on sale;

5.1.8	Party B shall ensure that the products supply to Party A shall be consistent with the samples demonstrated in the course of contract negotiation. And guarantee that the products are clean, packaging intact and conforming to the packaging standard of original manufacturer; meanwhile, the products shall meet the requirements in damp-proof, moisture-proof, shakeproof and dustproof etc. and suitable for long distance transportation and sales;

5.1.9	Party B guarantees to provide after-sales service according to relevant laws and regulations of the country, contract agreement or its commitment. After the product has been sold, Party B shall bear full responsibility for the after-sales service jointly generated therefrom;

5.1.10	Intellectual property guarantee obligation: Party B shall guarantee to have acquired the licensing from the product's intellectual property rights holders (including but not limited to trademark right, patent right, copyright etc.). In case of any claim for compensation against Party A due to the products supplied by Party B are infringing the third party's intellectual property right or other legal rights and interests, Party B shall actively cooperate with Party A's defense and provide Party A all necessary documents, or conduct cooperative defense as required by Party A, so as to safeguard Party A's interests from being damaged, if Party A suffers from any loss due to the preceding infringement, Party B shall make compensation in full therefor. When the preceding claim for compensation has already occurred or might occur, Party B shall, at its own expenses, take the first feasible measure among the following remedial measures:

5.1.10.1	To make Party A obtain the rights to continue to use and sell the products and services conforming to this Contract;

5.1.10.2	To change or replace products and services to make them non-infringing and conforming to the agreement of this Contract;

5.1.10.3	If Party A asks for return of goods or termination of service, Party B shall agree upon such requirement and refund the payment for goods, service fee and other expenses already paid by Party A.

5.1.11	Party B shall pay Party A all kinds of commercial discount and income amounts according to the time agreed in the contract. Party B promises that the product discounts paid to Party A are not lower than those paid to the peer, other distributors and agents, Party B shall perform such clause in good faith, and shall not fake or reduce the commercial discount in disguised form, nor increase the purchase price of Party A due to the increase of commercial discount;

5.1.12	Customer information protection information

Apart from performing the after-sales services agreed herein, without written permission of Party A, Party B shall not collect, use or disclose customer information, nor send any message to customer (including but not limited to short message, email etc.), nor use customer information for any profit-seeking or non-profit-seeking purpose; Party B shall not conduct any insulting or libelous behavior to the customer, if mental damage is caused to the customer due to the reason attributable to Party B, Party B shall bear the compensation for mental damage, if Party A makes compensation on behalf of Party B, Party A is entitled to recourse against Party B;

5.1.13	For the products supplied by Party B and sold by Party A, if such products have demand in installation and after-sales service, Party B shall give priority to arrange and satisfy Party A's demand; for the products for which Party A takes the initiative to undertake after-sales service, Party B shall give prior permission and go through relevant formalities;

5.1.14	In case of unilateral termination of contract, Party B shall pay Party A all commercial discounts, inventory replenishment, accounts receivable for returned or defective goods, other amounts payable to Party A as promised by Party B, and extra payment for goods already paid by Party A to Party B, and compensate the loss of Party A;

5.1.15	In the course of Party A's selling products supplied by Party B, Party B shall offer Party A all kinds of preferences including promotion support, incentive etc. for carrying out promotion and group purchase activities;

5.1.16	Party B guarantees not to purchase the products for which both parties already have built partnership directly or indirectly from Party A in any way, nor support or support in disguised form purchasing and sales personnel of both parties in false sales and performance evaluation;

5.1.17	If Party B or manufacturer decides to stop manufacturing a certain product, Party B or such manufacturer shall serve written notice to Party A six months in advance.

5.2	Party A's rights and obligations

5.2.1	Party A shall make the payment as agreed in the contract;

5.2.2	Party A shall timely notify Party B the product inventory condition, and assist Party B in handling defective, unsalable and returned products;

5.2.3	If this Contract is terminated for whatever reason and Party A still has stock products, Party A may ask Party B for return of goods, if Party A fails to ask Party B for return of goods, then Party A is entitled to sell out all the stock products, and Party B shall still bear the after-sales service obligation for the stock products of Party A;

5.2.4	Within the validity period of this Contract, unless otherwise agreed, the product quantities purchased by Party A from Party B by means of order or single purchase contract etc. will be calculated as the purchase quantity of Party A as agreed herein;

5.2.5	For all outstanding payables to Party A, Party B agree that Party A may deduct them upon settlement of payment for goods, and Party B shall still issue the special invoice for value added tax according to the full amount of payment for goods; if Party B cannot provide invoice for value added tax for the deduction part (except for return of goods, inventory replenishment), Party A will extra charge 17% of the full invoice amount as the amount for value added tax;

5.2.6	Party B is aware of and accepts the quality random inspection conducted by Party A in the following way, detection result and punishment method:

Party A will designate the third party detection mechanism to irregularly carry out random inspection on the products supplied by Party B at the website of Jingdong (www.jd.com) or other sales platform approved by Party A according to relevant laws and regulations, industry standards and product express standards. If the product is not qualified per detection, Party B shall bear the costs for purchasing samples and detection and bear the default responsibility for violating Subparagraph 5.1.2; if Party A chooses to continue to cooperate with Party B, Party A is entitled to ask Party B for increasing the amount of security deposit, and Party B shall make the payment within the time limit required by Party A.

Article 6:	Default responsibility

6.1	In case of loss of Party A's reputation caused by the reason attributable to Party B, Party B shall pay Party A RMB[Two Hundred Thousand] only as liquidated damages within 5 days starting from the date of causing Party A's loss, and Party A is also entitled to unilaterally rescind this Contract;

6.2	Where Party B delays in delivery, for every overdue day, Party B shall pay Party A liquidated damages no less than RMB1,000 for each order; if the delay in delivery exceeds 5 days, Party A is entitled to cancel the order or/and rescind this Contract and unfilled order, meanwhile, Party B shall pay Party A liquidated damages equivalent to 20% of total price of the corresponding order in order cancellation, if such liquidated damages are not sufficient to cover Party A's loss, Party B shall still make the compensation therefor. For relevant payment for goods already paid by Party A, Party B shall refund it to Party A within 1 day;

6.3	If Party B provides false, invalid materials or fails to provide materials in due time, Party A is entitled to ask Party B for compensating the loss caused thereby and rescind this Contract;

6.4	If Party B violates any one of Subparagraph 7 or Subparagraph 7, Paragraph 1, Article 5 of this Contract, Party A is entitled to reject the goods, meanwhile, for every time of occurrence, Party B shall pay Party A RMB1,000/product as liquidated damages;

6.5	If Party B violates Paragraph 1, Article 5 of this Contract, Party B shall pay Party A RMB[Five Hundred Thousand] or [10] times of total accumulative amounts of supplying relevant products agreed herein as liquidated damages, whichever is higher. Among them, if the products supplied by Party B to Party A are the counterfeit products as stipulated in Paragraph 2.9, then Party B shall pay Party A the liquidated damages of higher amount, namely: RMB[One Million] or [10] times of accumulative amounts of supply hereunder, whichever is higher;

6.6	Party B ensures that the price for supplying products to Party A is the best price. Otherwise Party B shall pay Party A 10 times of the supply price of the concerned product as liquidated damages;

6.7	If Party B purchases the products for which both parties already have built partnership directly or indirectly from Party A, or support or in disguised form falsely increase the sales amount and performance evaluation, Party B shall pay Party A 2 times of the total purchase amount of the concerned products as liquidated damages.

6.8	If the action of Party B is suspected of lawbreaking or violating the agreement of this Contract, Party A is entitled to suspend the payment for goods to Party B starting from the date of receiving the letter of administrative investigation issued by administrative authority on initiating an investigation or the date of Party B's noncompliance, and will make the payment for goods to Party B as agreed after the case has been closed or corresponding remedial measure has been taken for the noncompliance. If the action of Party B is lawbreaking or violating the agreement of this Contract, and Party B shall pay liquidated damages or compensation to Party A or fails to pay the payables in due time, Party A is entitled to to deduct the corresponding amount from the accounts payable or security deposit, in case of any shortage, Party B shall still make the payment to Party A.

Article 7:	Confidentiality clause

Both parties shall bear the duty of confidentiality for all commercial information and materials of the other party learned in the course of contract conclusion and performance. Without written consent of the other party, neither party may use the information for the purpose other than performing this Contract, in case of violation and causing loss to the innocent party, the breaching party shall bear full compensation responsibility therefor.

Article 8:	Contract alteration, termination, expiration and rescission

8.1	Either party who proposes rescission of this Contract not due to the default of the other party shall notify the other party in writing 30 days in advance;

8.2	After the expiration of this Contract and neither party proposes objection, then the validity period of this Contract will automatically be extended for 90 days (such 90 days are called as "extended period"). If both parties need to continue the cooperation, then both parties shall sign a new contract before the expiration of extended period. After signing the new contract, the purchase/sales amount during the extended period will be calculated under the new contract, the commercial discount will be executed according to the commercial discount, sales support, rebate and profit guarantee agreed in the new contract, and any overpayment will be refunded and supplemental payment will be made for any deficiency; if both parties fail to sign a new contract before the expiration of extended period, then the purchase/sales amount during the extended period will be calculated under the original contract, and the commercial discount, sales support, rebate and profit guarantee etc. will be subject to the agreement in original contract;

8.3	Party A is entitled to rescind this Contract under the following circumstances:

8.3.1	Party B stops delivering goods to Party A without good cause;

8.3.2	Party B fails to pay Party A all kinds of incomes agreed in the contract and agreement for over 30 days as of the date agreed;

8.3.3	Party B arbitrarily increase the products beyond the business entity, and fails to sign a contract with Party A or fails to pay Party A the cost amount and causes after-sales maintenance;

8.3.4	Party B is being revoked of business license, is closed down, goes bankruptcy, involves in commercial bribery, suffers from serious deterioration in operating condition, has major negative news, transfers assets for surreptitiously withdrawal of funds, loses business reputation & contract performance ability, has significant changes in stock equity and management, involves in major litigation, is being terminated of rights of agency or sales, and transfers the rights and obligations hereunder to the third party without the consent of Party A;

8.3.5	Party B seriously violates this Contract and still fails to make correction within 7 days after receiving written notice from Party A.

Article 9:	Force majeure clause

Where either party hereto suffers from force majeure event and causing the contract cannot be performed, the party suffering from force majeure event shall serve written notice to the other party within 24 hours, and the responsibility may only be exempted in part or in whole after consultation between both parties according to the influence of force majeure event; otherwise the responsibility will not be exempted and the compensation for loss shall be borne in full.

Article 10:	Contract validity period

10.1	In case of any dispute arising from this Contract, both parties shall settle it through friendly consultation. If consultation fails, both parties agree to file a lawsuit to the people's court with the right of jurisdiction in the place of signing this Contract for settlement;

10.2	Attachment K2, 3, 4 and 5 hereto are the documents must be signed by both parties, other attachments will be added and affixed with seals according to the cooperation contents of both parties, all attachments constitute an integral part of this Contract after the sealing by both parties, and shall have the same legal effect as this Contract;

10.3	The validity period of this Contract starts from [January 1, 2016] till [December 31, 2016], and this Contract will become valid as of the date of sealing by both parties.

10.4	This Contract is made in quadruplicate, each party holds two copies respectively, and all of them shall have the same legal effect.

Party A: Beijing Jingdong Century Trading Co., Ltd.	Party B: Qingdao Tiandihui Foodstuffs Co., Ltd.

Beijing Jingdong Century Trading Co., Ltd. (Seal)	Qingdao Tiandihui Foodstuffs Co., Ltd. (Seal)

Legal representative:	Legal representative:

(or authorized agent)	(or authorized agent)

Address:	Address:
Tel.:	Tel.:
Fax:	Fax:
Email:	Email:

Attachment: Brand of Cooperation Category

Brand of Cooperation Category

Products purchased by Party A from Party B as agreed in this Contract include: [TDH pet treats: DOGZONESASAMI; pet treats: DOGZONESASAMI; pet staple food: TDH; pet staple food] products.

Attachment: Settlement Clause

Settlement of Payment for Goods

I.	Method of settlement of payment for goods

For the products purchased by Party A from Party B, the settlement of payment for goods will be conducted according to the following method No. [1. Payment upon account period].

1.	Payment upon account period: for the products delivered by Party B, [60] days after Party A's acceptance of warehousing, Party A will start to settle the payment with Party B, and Party A will make the payment within 7 working days as of the payment date approved in final statement;

2.	Advance payment: after Party A has made the payment for goods to Party B, Party B shall deliver the invoice and products to the place designated by Party A within 5 days if in the same city and 15 days if not (whether it is in the same city or not will be determined based on whether Party B's place of dispatch and Party A's receipt warehouse are located in the same municipal administrative region);

3.	Actual settlement based on actual sales: the account period is [/] day(s), every natural month is taken as a settlement frequency, the settlement amount is the amount of selling cost corresponding to the products actually sold during the account period, and Party A will make the payment within 7 working days as of the payment date approved in final statement;

II.	Conditions for settlement of payment for goods

1.	The amount can be settled upon entry into settlement period is: subject to the balance after deducting Party B's outstanding price reduction amount, amount for return of goods, amount in commercial discount, amount for defective goods and other amounts payable by Party B from the accounts payable by Party A upon the settlement period.

2.	Before settlement, Party B shall provide the product quantity and model consistent with warehousing entry, and the special invoice for value added tax can be certified for deduction.

3.	Before settlement, Party B shall submit the documents of settlement and documentary materials involved in current payment for goods to Party A, and sort relevant bills.

4.	In case of holidays, the settlement period will be postponed accordingly.

5.	Only when Party B has satisfied the settlement conditions above will Party A make settlement, otherwise Party A may refuse to make the payment.

III.	Method of payment for goods is No. [2] (multiple options)

(1)	[/] day(s) acceptance bill (bank/commercial)

(2)	Telegraphic transfer

(3)	Enterprise online banking account.

If acceptance bill is selected, then the amount of single acceptance bill shall be more than RMBTwo Hundred Thousand only, otherwise Party B agrees to make the payment of current settlement amount by telegraphic transfer.

Party B shall authorize specially-assigned person to go to the financial office of Party A to collect the banker's acceptance bill or Party A shall remit the amount into the bank account designated by Party B through e-banking, otherwise the loss generated therefrom shall be borne by Party B by itself.

IV.	Method of issuing tax receipt

1.	Party B shall conduct warehousing and issue balance value added tax special invoice for all details of income strictly as required by Party A, and list the discount rate and discount amount in the special invoice at the same time; Party B will offer Party A all kinds of discounts and expenses according to the proportion (taking purchase amount and sales amount etc. as the base number) as agreed in this Contract and attached contract, according to relevant provisions of tax law, Party A will not issue business tax invoice, and Party B will issue balance value added tax special invoice or separately handle red value added tax special invoice as required;

2.	For all fixed amounts belonging to income items of Party A as agreed in the contract and attached contract of both parties, Party B agrees that Party A will issue special invoice for service industry to Party B, and it is strictly prohibited that Party B list them in the form of discount in the special invoice for value added tax.

V.	Commercial discount and other

1.	Calculation base of commercial discount: actual [1] of Party A

(1)	Purchase amount;

(2)	Sales amount.

2.	Commercial discount rate

(1)	Monthly commercial discount rate: 9%

(2)	Quarterly commercial discount rate: /%

(3)	Annual commercial discount rate: (X means the actual purchase amount or sales amount selected in Paragraph 1)

[0.0]<X<[5.0] million, commercial discount rate: 4.0%;

[5.0]≤X<[8.0] million, commercial discount rate: 3.0%;

[8.0] million ≤X, commercial discount rate: 1.0%;

3.	Collection of commercial discount:

(1)	Monthly/quarterly commercial discount: the discount is settled on monthly/quarterly basis, and Party B shall pay it to Party A within 20 days after the end of the month/quarter.

(2)	Annual commercial discount: it will be settled in the second month after contract termination or rescission.

4.	The supporting fees income provided by Party B to Party A is:

Party B promises to pay Party A the preceding fees within 7 days after signing this Contract, if Party B fails to do so, Party A may deduct such fees upon the settlement of first payment for goods.

VI.	Profit guarantee

1.	Both parties agree to jointly safeguard the normal market price of products supplied by Party B, so as to guarantee the interests of both parties. For malicious competition in the market, Party B shall immediately take measure to stop it;

2.	Party B shall guarantee Party A [/]% of book gross profit rate (no lower than 0%), if lower than such book gross profit, Party B agrees that Party A may deduct the concerned amount from the payment for goods in current month or the next month. Formula is as follows:

Book compensation amount = actual sales amount of Party A in current period x book gross profit rate agreed in the agreement - actual book gross profit amount

3.	Party B agrees to timely pay the accounts receivable confirmed by Party A. If Party B fails to pay in due time, Party B agrees that Party A may directly deduct the concerned amount from the settlement of payment for goods before making the payment.

VII.	Price adjustment make-up

If Party B reduces the product price, option [/] (A or B) will be adopted for paying the difference in price to Party A, for the make-up amount involved, Party B shall pay it to Party A upon the last settlement of payment for goods. If Party B conceals the facts of price adjustment, once found by Party A, Party A is entitled to ask Party B for bearing the double of difference in price. If such concealment occurs for over three times accumulatively, Party A is entitled to refuse to make the payment for the products in such price adjustment.

A.	The balance generated from different unit prices offered in previous and new supply to Party A according to Party A's actual inventory of such products. Formula is as follows:

Price reduction make-up = reduced price of single product x product quantity (including those in transit) in Party A's inventory

B.	Within [/] day(s) after Party A has purchased product from Party B, based on the purchase quantity in such batch, compensate Party A the balance generated from different unit prices in previous and new supply. Formula is as follows:

Price reduction make-up = reduced price of single product x purchase quantity (including those in transit) in such batch

The reduced price in single product is the balance between the original supply price and current supply price of the product.

VIII.	Security deposit

1.	Within 7 working days as of the date of signature herein, Party B shall pay Party A (RMB in words) [/] by telegraphic transfer as the security deposit; if Party B fails to pay the security deposit in due time, Party B accepts that Party A is entitled to deduct corresponding amount from the settlement amount as the security deposit, after deduction, Party A shall issue the receipt of security deposit to Party B.

2.	If this Contract is a renewal contract, then both parties agree to continue to apply the entire security deposit under the [Food Purchase and Sale Contract] (Contract No.: 20150006908) and the attachments and supplementary agreements thereunder (collectively referred to as "original contract"). Both the security deposit continued to be applied and the security deposit newly paid according to Paragraph 1 of this article shall bear the joint and several guarantee responsibilities for the return and replacement of products, repair and responsibility of compensation etc. under the original contract and this Contract;

3.	Both parties may adjust the amount of security deposit as appropriate according to the needs in business development;

4.	The guarantee provided by Party B for the quality of the products delivered will not be rescinded due to the termination of this Contract;

5.	Upon the termination of cooperation between both parties, six months after the date on which inventory has been checked and returned, all claims and debts have been honored and the warranty period of supplied products has expired for 3 months, Party B will provide the receipt of security deposit and written refund application to Party A, after examination and approval, Party A will refund the security deposit without interest within 1 month;

6.	The security deposit involved herein means the performance security deposit and quality security deposit collectively. For outstanding payables of Party B during guarantee period, Party A may directly deduct them from the security deposit. After the deduction of security deposit, Party B shall complement it within 5 days, before the complement of Party B, Party A is entitled to deduct it directly from the outstanding payment for goods.

Attachment: After-sales Service Clause

After-sales Service Clause

1.	Starting from the date on which the end customer of Party A has received the product, Party B will start the after-sales service work. Party B guarantees that the after-sales service is conforming to the guaranteed standards and relevant provisions of national laws. For every time at which Party B fails to provide service as required, Party B shall pay Party A RMB1,000 as liquidated damages;

2.	In order to serve the end customer better, in case of in need of return, replacement or repair of products due to quality problem, Party B promises to extend [/] day(s) for return of goods, [/] day(s) for replacement of goods, and [/] day(s) for repair of goods according to the provisions of national laws and regulations of manufacturer;

3.	When the product is in need of repair, Party B may go to the address designated by Party A to pick up the goods or appoint Party A to deliver the goods to Party B through logistics or other means, Party B promises to repair within [/] day(s) and deliver the goods to the address designated by Party A, the time of goods delivery shall be subject to the receipt voucher obtained by Party A. If Party B cannot return the repaired goods according to the time limit specified above, Party B shall inform Party A's spare parts warehouse and purchasing leader the unrepairable reason and the accurate repair time in writing and by email or fax etc. 5 working days in advance. If Party B still cannot deliver the repaired product in due time within the specified time limit, or fails to inform Party A in writing, Party A will deduct the payment for goods according to the original price of such product;

4.	If the product repair exceeds the warranty scope stipulated by the manufacturer, Party B shall issue written notice to Party A and agree upon the return of goods or replacement with new product;

5.	Upon replacement of goods, Party B shall replace with the entire new product within [/] day(s) after receiving notice from Party A, including but not limited to the main part and accessories, new packaging and random gift etc., and deliver them to the address designated by Party A. If Party B refuses to replace the accessories and packaging at the same time, Party A is entitled to deduct corresponding expenses upon the settlement of payment for goods;

6.	For the product damaged upon unboxing, Party B shall replace with the new product of the same model within [/] day(s) after receiving notice from Party A, including but not limited to the main part and accessories, new packaging and random gift etc., and deliver them to the address designated by Party A or handle as return of goods;

7.	For the product in return or replacement of goods that in need of issuing detection report to Party A's customer, Party B is obligatory to issue. Otherwise Party B shall bear the expenses spent by Party A for identification and detection etc. therefor;

8.	The freight out and home incurred from return, replacement or repair of goods due to product quality problem, repair costs and loss might be caused to Party A's customer shall be borne by Party B;

9.	In case of any price reduction in product after return, replacement or repair of goods and before delivering to the end customer, Party B must compensate Party A therefor.

10.	Party B is obligatory to cooperate with Party A to handle any complaint of Party A's customer regarding product quality and after-sales service, in the aspect of product information checking, product inspection, qualification provision, return or replacement of product, and loss compensation etc., Party B shall handle and give feedback within the shortest time, and closely cooperate with Party A to ensure effective guarantee of consumer rights and interests and good shopping experience for Party A's customer.

11.	After signing this Clause, in case of any change in after-sales service clause by Party A, both parties shall promptly sign the latest after-sales service clause (rules), after signing the new after-sales service clause (rules), the clause (rules) newly signed shall prevail.

Attachment: Anti-Commercial Bribery Agreement

Anti-Commercial Bribery Agreement

Party A:	[Beijing Jingdong Century Trading Co., Ltd.] ("Party A" referred to herein means Party A and the affiliated company/institution of Party A)
Party B:	[Qingdao Tiandihui Foodstuffs Co., Ltd.]

During the cooperation period, in order to strictly abide by the laws and regulations regarding the prohibition of commercial bribery, safeguard the common interests of both parties, promote sound development of bilateral relations, per friendly consultation between both parties, both parties hereby conclude and enter into the following agreement:

Article 1:	The commercial bribery referred to herein means all material or spiritual unjustified interests directly or indirectly offered by Party B or its unit staff to Party A's employee in order to obtain the cooperation with Party A and cooperation benefits.

Article 2:	Unjustified interests: Party B or its staff shall not directly or indirectly present cash gift, articles, securities to any employee and associated staff of Party A personally or in the name of Party B, nor provide any unjustified interests in other disguised form, including but not limited to cash, cheque, credit card gift, sample or other product, entertainment coupon, membership card, currency or rebate in the form of goods, kickback, employment or property; and traveling, entertaining and personal service etc. paid by Party B.

Article 3:	Conflict of interest: includes but not limited to (1) Party B shall not provide the borrowing in any form to Party A's employee and its associated staff; (2) If Party B's shareholder, supervisor, manager, senior managerial staff, cooperative project leader and project member is Party A's employee or his/her associated staff, Party B shall truthfully and comprehensively inform Party A in writing before cooperation. (3) In the course of cooperation, Party B shall not allow Party A's employee and his/her spouse to hold or through a third party to hold Party B's stock equity (except for the equity lower than 5% of the outstanding shares in the open securities exchange market, the fund without actual control right held directly or indirectly, or the shares held by means of trust for which the beneficiary is not the principal or associated staff), nor employ Party A's employee (include but not limited to establishing official labor relationship, labor dispatching, outsourcing service, part-time job, consultant etc.). If Party B employs the spouse or other associated staff of Party A's employee to serve in the place of Party B, Party B shall truthfully and comprehensively inform Party A in writing within 3 days starting from the date of employment.

Article 4:	If Party B violates any one of the behaviors agreed above, Party A is entitled to, in whole or in part, terminate the contract with Party B unilaterally, meanwhile, Party B shall pay Party A RMB100 Thousand only or 50% of the amount of the concerned order (contract) as liquidated damages, whichever is higher. Party B shall pay the liquidated damages within 5 working days starting from the day on which the noncompliance is found by Party A, if Party B fails to do so, Party A is entitled to deduct it directly from the contract payment. Whether Party B actively or passively provides unjustified interests to Party A's employee and his/her associated staff, if Party B actively provides effective information to Party A, Party A will consider giving Party B the opportunity for continuous cooperation and/or exempting the preceding responsibility for breach of contract as the case may be, for the handling of preceding circumstances, Party A has full judgment and discretion rights.

Article 5:	If Party B is aware of/suspicious of Party A's employee's violation of stipulations mentioned above, Party B is welcome to contact with internal control compliance department of Party A. Once the information provided by information provider regarding commercial bribery has been verified, Party A will give the information provider cash award of RMB10 Thousand to RMB200 Thousand (no less than RMB10 Thousand at minimum) according to the influence of event, for the event of particularly significant influence, the cash award will be RMB200 Thousand or more.

Special mailbox set by Party A for receiving complaints from Party B is: jiancha@jd.com, telephone No.: 010-89111919/13720098110. Party A will keep all information providers and all provided materials strictly confidential.

Party A (Seal):	Party B (Seal):

Beijing Jingdong Century Trading Co., Ltd. (Seal)	Qingdao Tiandihui Foodstuffs Co., Ltd. (Seal)

Date:	Date: January 9, 2016

Attachment: Transfer Service Fee Agreement

Transfer Service Fee Agreement

Party A:	[Beijing Jingdong Century Trading Co., Ltd.]

Party B:	[Qingdao Tiandihui Foodstuffs Co., Ltd.]

Whereas, Party B plans to appoint the "Transfer Center" to deliver the commodity to the destination warehouse designated by Party A, now, based on the "Food Purchase and Sale Contract" (contract No.: 20150079131) signed by and between both parties on [January 1, 2016] (and the attachment and supplementary agreement thereunder, collectively referred to as "master contract"), and per friendly consultation between both parties, regarding the matters related to logistics service etc. involved during the cooperation period, both parties hereby conclude and enter into the following supplementary agreement:

I.	Party B shall deliver the goods planned to be delivered and in intact packaging to the "Transfer Center" before the delivery date required by Party A, and responsible for unloading.

II.	The Transfer Center's receiving and inspection on outer packaging of goods do not mean that Party A has completed acceptance inspection on such batch of goods as agreed in master contract.

III.	After the goods have been received in "Transfer Center", in case of rejection by Party A's destination warehouse due to the reason not attributable to Party A, Party B shall bear relevant losses and expenses incurred.

IV.	Party B promises to pay the logistics service fee according to the delivery quantity of Party B received by the "Transfer Center".

V.	For the commodity of Party B rejected or returned by Party A's destination warehouse, after the appointment by Party B, Party A will return such rejected or returned commodity from the "destination warehouse" to "Transfer Center" or the destination designated by Party B, in the course of returning, the expenses incurred will be borne by Party B and subject to the unit price of reverse charge of preceding "Transfer Center", and the quantity of return of goods shall be subject to the data recorded in Party A's information system.

VI.	The service fees charged by Party A may be deducted directly from the amounts payable by Party A to Party B.

VII.	For the rejected or returned commodity mentioned above, the "Transfer Center" will inform Party B by phone or fax etc., within 7 days after receiving the pick up notice from "Transfer Center", Party B shall voluntarily go to the "Transfer Center" to pick up the returned commodity; if Party B fails to pick up the commodity for over 7 days, Party A will charge Party B the temporarily warehousing service fee according to RMB5/m3/day (less than 0.5m3 will be calculated as 0.5m3); starting from the date of Party A's pick up notice, if Party B fails to pick up the commodity for over 14 days, it will be deemed as Party B's automatic waiver of ownership of such commodity, if the product is lost or damaged etc., Party A will not bear any responsibility therefor. Upon goods pick up in Party A's warehouse, the pick up staff of Party B must provide the power of attorney or letter of introduction affixed with Party B's official seal, meanwhile, the copy of effective identity document of Party B's pick up staff shall be submitted to the corresponding warehouse of Party A for the record. Upon goods pick up by pick up staff, Party A shall check the original power of attorney or letter of introduction and pick up staff's identity document issued by Party B, after checking, the handover matters for returning commodity will be handled for goods pick up.

VIII.	The reverse service and charge for the return of goods mentioned above are only limited to the supplier of non-books category.

IX.	Party A may provide value added service according to the needs of Party B.

X.	The unit prices of service fees are subject to the current prices announced by the "Transfer Center" in Jingdong vendor collaboration platform (VC platform for short) and Jingdong warehouse booking platform.

XI.	In case of discrepancy between this Agreement and master contract, this Agreement shall prevail, and other clauses shall be performed according to the master contract.

XII.	This Contract is made in quadruplicate, each party holds two copies respectively; all of them shall have the same legal effect, ad this Agreement will become effective after the sealing of both parties.

Party A (Seal):	Party B (Seal):

Beijing Jingdong Century Trading Co., Ltd. (Seal)	Qingdao Tiandihui Foodstuffs Co., Ltd. (Seal)

Authorized agent:	Authorized agent:
Date:	Date: January 9, 2016